Exhibit 99.1

N E W S    R E L E A S E

FOR IMMEDIATE RELEASE	CONTACT: Jodi Paradise Thorp & Company 305.446.2700 jparadise@thorpco.com	Melissa Gracey BankUnited 305.817.8117 mgracey@bankunited.com

BankUnited Names James Foster

Executive Vice President, Corporate Finance

CORAL GABLES, Fla., Oct. 20, 2005 – BankUnited Financial Corp., parent company of BankUnited FSB, today appointed James R. Foster executive vice president, corporate finance. In this new role, Foster will focus on development of financial strategy, application of best practices, assessment of profitable business ventures and implementation of internal growth strategies.

“Jim is an outstanding addition to our executive team,” said Alfred R. Camner, BankUnited’s chairman and chief executive officer. “His years of business experience as a chief financial officer, thrift bank executive and corporate banker give him a unique perspective on the opportunities that lie ahead. His experience will be a valuable asset as we continue to grow and expand our company.”

Ramiro Ortiz, BankUnited’s president and COO, added, “We’re looking forward to Jim’s contributions. The combination of his business acumen, the experience of CFO Bert Lopez and the leadership of our division managers will enable us to reach the goals Fred and I have set to take BankUnited to its next phases of growth.”

Prior to joining BankUnited, Foster was an organizational consultant with Right Management Consultants, where he focused on leadership development and creation of strategic-planning processes. Before this, he was executive vice president and chief financial officer with J.M Family Enterprises, the 13th-largest privately held company in the U.S, where he oversaw strategic development, controllership, treasury and risk management. Prior to this, he was executive vice president and chief financial officer with Umbro International, a global manufacturer of soccer apparel, and Hay Group, a compensation and benefits company with operations in 20 countries.

Earlier in his career, Foster was an executive with Fuqua Industries, a consumer goods company that owned a thrift bank. As vice president and treasurer, Foster managed relationships with external financing agencies and corporate and subsidiary financing organizations. He also oversaw a $1 billion short-term investment portfolio. Foster began his career as a vice president with Chase Manhattan Bank, where he served as a corporate finance officer for Fortune 500 companies.

Foster holds a master’s degree in business administration and finance from the University of Chicago and a bachelor’s degree in government from Cornell University. Active in community organizations, Foster is a past chairman of the United Way of Broward County and the Cooperative Feeding Program of Broward.

About BankUnited

BankUnited Financial Corp. (Nasdaq: BKUNA) is the holding company for BankUnited FSB, the largest banking institution headquartered in Florida as measured by assets. BankUnited had assets of $9.9 billion at June 30, 2005. Serving customers in Miami-Dade, Broward, Palm Beach, Martin, St. Lucie, Collier, Lee and Charlotte counties through 63 branches, BankUnited offers a full spectrum of consumer and commercial banking products and services, including online products that can be accessed through www.bankunited.com. For additional information, call (877) 779-2265.